Exhibit 99.1

Cornerstone Therapeutics Announces Closing of Chiesi Transaction

Company Intends to Report Second Quarter 2009 Financial Results on August 11, 2009

Cary, N.C., July 30, 2009 – Cornerstone Therapeutics Inc. (NASDAQ CM: CRTX), a specialty pharmaceutical company focused on acquiring, developing and commercializing significant products primarily for the respiratory and related markets, today announced that it has closed the strategic transaction with Chiesi Farmaceutici SpA, a leading European pharmaceutical company headquartered in Parma, Italy. As a result of this transaction, Cornerstone received an exclusive 10-year license with renewable rights for the U.S. commercial rights to Chiesi’s Curosurf® product, the world-leading treatment approved by the U.S. Food and Drug Administration (“FDA”) for Respiratory Distress Syndrome in premature infants, and $15.5 million in cash. Cornerstone also received first right of offer on all new products and technology Chiesi intends to market in the U.S. Chiesi became the controlling stockholder of Cornerstone as a result of the Company’s issuance of approximately 12.2 million new shares in connection with the consummation of the transaction and Chiesi’s related purchase of shares from certain of the Company’s executives.

Cornerstone also announced today that the Company will host a conference call at 8:30 AM ET on Tuesday, August 11, 2009, to discuss its financial results for the quarter ended June 30, 2009. Management will also provide an update on the Cornerstone’s strategy, operations and product development pipeline. The Company intends to issue its financial results press release before the market opens on August 11th.

To participate in the live conference call, please dial 866-510-0710 (U.S. callers) or 617-597-5378 (international callers), and provide passcode 99519413. A live webcast of the call will also be available through the Investor Relations section of the Company’s website. Please allow extra time prior to the webcast to register, download and install any necessary audio software.

The webcast will be archived for 30 days, and a telephone replay of the call will be available for seven days, beginning at 11:30 AM ET on August 11th at 888-286-8010 (U.S. callers) or 617-801-6888 (international callers), passcode 84986553.

About Cornerstone Therapeutics
Cornerstone Therapeutics Inc. (Nasdaq CM: CRTX), headquartered in Cary, N.C., is a specialty pharmaceutical company focused on acquiring, developing and commercializing significant products primarily for the respiratory and related markets. The Company currently promotes multiple marketed products in the United States to respiratory-focused physicians and key retail pharmacies with its specialty sales force. The Company also has a late-stage clinical pipeline with a recent regulatory submission filing and four additional regulatory approval submissions targeted within the next three years. Key elements of the Company’s strategy are to in-license or acquire rights to underpromoted, patent-protected, branded respiratory or related pharmaceutical products, or late-stage product candidates; implement life cycle management strategies to maximize the potential value and competitive position of the Company’s currently marketed products, newly acquired products and product candidates that are currently in development; grow product revenue through the Company’s specialty sales force which is focused on the respiratory and related markets; and maintain and strengthen the intellectual property position of the Company’s currently marketed products, newly acquired products and product candidates.

Safe Harbor Statement
Statements in this press release regarding the progress and timing of our product development programs and related trials; our future opportunities; our strategy, future operations, financial position, future revenues and projected costs; our management’s prospects, plans and objectives; and any other statements about management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.
Any statements that are not statements of historical fact (including, without limitation, statements containing the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “should,” “target,” “will,” “would” and similar expressions) should also be considered to be forward-looking statements.
There are a number of important factors that could cause our actual results or events to differ materially from those indicated by such forward-looking statements, including:  risks related to our ability to develop and maintain the necessary sales, marketing, supply chain, distribution and manufacturing capabilities to commercialize our products, including difficulties relating to the manufacture of Zyflo® CR tablets; the possibility that the Food and Drug Administration (the FDA) will take enforcement action against us or one or more of our marketed drugs that do not have FDA-approved marketing applications; patient, physician and third-party payor acceptance of our products as safe and effective therapeutic products; our heavy dependence on the commercial success of a relatively small number of currently marketed products; our ability to maintain regulatory approvals to market and sell our products that do have FDA-approved marketing applications; our ability to enter into additional strategic licensing, collaboration or co-promotion transactions on favorable terms, if at all; our ability to maintain compliance with NASDAQ listing requirements; adverse side effects experienced by patients taking our products; difficulties relating to clinical trials, including difficulties or delays in the completion of patient enrollment, data collection or data analysis; the results of preclinical studies and clinical trials with respect to our products under development and whether such results will be indicative of results obtained in later clinical trials; our ability to satisfy FDA and other regulatory requirements; our ability to obtain, maintain and enforce patent and other intellectual property protection for our products and product candidates; and the other factors described in Item 1A (Risk Factors) of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the SEC) on May 7, 2009 and other filings that we make with the SEC. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements.
In addition, the statements in this press release reflect our expectations and beliefs as of the date of this release.  We anticipate that subsequent events and developments will cause our expectations and beliefs to change.  However, while we may elect to update these forward-looking statements publicly at some point in the future, we specifically disclaim any obligation to do so, whether as a result of new information, future events or otherwise.  Our forward-looking statements do not reflect the potential impact of any acquisitions, mergers, dispositions, business development transactions, joint ventures or investments that we may make or enter into, except that in particular circumstances as specifically indicated we may address the potential impact of our transaction with Chiesi.  These forward-looking statements should not be relied upon as representing our views as of any date after the date of this release.

Important Information
In connection with the transaction with Chiesi, Cornerstone has filed with the SEC a preliminary proxy statement and other documents regarding proposed amendments to Cornerstone’s certificate of incorporation that will be voted upon at a special meeting of stockholders on August 27, 2009. Security holders are urged to read the proxy statement carefully because it contains important information about Cornerstone and the proposed amendments. A definitive proxy statement will be sent to stockholders of Cornerstone seeking their approval of proposed amendments. Investors and security holders may obtain a free copy of the definitive proxy statement (when available) and other documents filed by Cornerstone with the SEC at the SEC’s website at www.sec.gov or from Cornerstone’s website at www.crtx.com. The definitive proxy statement (when available) and other relevant documents may also be obtained free of cost by directing a request to Cornerstone Therapeutics Inc., 1255 Crescent Green Drive, Suite 250, Cary, North Carolina 27518, attention: Chief Financial Officer.

Participants in Solicitation
Cornerstone and its directors, members of management and other employees may be deemed to be participants in the solicitation of proxies from the stockholders of Cornerstone in connection with the strategic transaction with Chiesi. Information about Cornerstone and its directors and executive officers can be found in Cornerstone’s proxy statement and Annual Report on Form 10-K for the year ended December 31, 2008 previously filed with the SEC. Additional information regarding the interests of those persons may be obtained by reading the proxy statement relating to the proposed amendments.

Zyflo CR® is a registered trademark of Cornerstone Therapeutics Inc. Curosurf® is a trademark of Chiesi Farmaceutici SpA.

Investor Relations Contacts:
FD
Evan Smith/Brian Ritchie
212-850-5600
evan.smith@fd.com/brian.ritchie@fd.com

Media Relations Contact:
FD
Robert Stanislaro
212-850-5600
robert.stanislaro@fd.com